THIS AGREEMENT (the “Agreement”), dated as of January 11, 2010, is by and between Macy’s, Inc., a Delaware corporation, legal successor to Federated Department Stores, Inc. (“FDS”), on behalf of itself and as agent of its divisions that operate stores and/or websites under the names “Macy’s” and “Bloomingdale’s” (hereinafter collectively “Macy’s”), and The Knot, Inc., a Delaware corporation (“TK”).

WHEREAS, Macy’s and TK have entered into that certain Agreement, dated as of June 5, 2006 (the “Knot Agreement”), pursuant to which the parties agreed, among other things, that Macy’s continues to have a right to nominate one representative to the Board of Directors of TK as contemplated by that certain Common Stock Purchase Agreement, dated as of February 19, 2002, by and between TK and May Bridal Corporation, as amended (the “May Bridal Agreement”), for so long as Macy’s continues to own more than 5% of the outstanding common stock or voting power of TK; provided, that if Macy’s ownership percentage of the common stock or voting power of TK decreases below such level, Macy’s shall be entitled to designate one board observer to attend TK board meetings for so long as that certain FDS Registry Agreement between Macy’s and WeddingChannel.com, Inc., a wholly-owned subsidiary of TK (“WC”), dated as of June 1, 1999 (as amended and supplemented, the “FDS Registry Agreement”), remains in effect.

WHEREAS, Macy’s and WC are terminating the FDS Registry Agreement by entering into that certain Termination of FDS Registry Agreement, to be dated as of the date hereof (the “FDS Termination Agreement”), and are entering into that certain Registry Participation Agreement, to be dated as of the date hereof (the “Registry Participation Agreement”).

NOW, THEREFORE, in connection with the execution of the FDS Termination Agreement and the Registry Participation Agreement, and in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.           Reporting.  In the event that Macy’s sells shares of the common stock of TK owned by it and any such sale results in the termination of the right of Macy’s to nominate one representative to the Board of Directors of TK pursuant to the Knot Agreement (i.e., after such sale Macy’s ceases to own more than 5% of the outstanding common stock or voting power of TK), Macy’s shall promptly notify TK of such sale, and in any event within 2 business days of the transaction, by e-mail as designated by TK.

2.           Miscellaneous.

2.1           Entire Agreement.  This Agreement constitutes the entire agreement between the parties regarding the subject matter hereof and supersedes all prior or contemporaneous agreements, understandings, and communication, whether written or oral. This Agreement may be amended only by a written document signed by both parties.

2.2           Governing Law.  This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without regard to principles of conflicts of law.

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2.3           Construction. The headings of Sections of this Agreement are for convenience and are not to be used in interpreting this Agreement.

2.4           Counterparts.  This Agreement may be executed in any number of counterparts (including by facsimile), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

MACYS, INC.

By:	/s/ DENNIS J. BRODERICK
Name: Dennis J. Broderick
Title: Executive Vice President, General Counsel and Secretary

THE KNOT, INC.

By:	/s/ DAVID LIU
Name: David Liu
Title: Chief Executive Officer

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